Exhibit 10.13

April 19, 2019

Lisa Greenbaum

Via DocuSign

Dear Lisa:

Congratulations! You are joining a great team at Progyny, a leading fertility benefits company that combines service, science, technology and data to provide fertility solutions for self-insured employers.

As part of that growth, it is my pleasure to offer you the position of Executive Vice President, Chief Client Officer.  If you accept, your anticipated start date will be Monday, June 10, 2019 and you will report to David Schlanger, Chief Executive Officer.  Your principal place of employment will be Progyny’s New York office.  This letter confirms the terms and conditions of our offer of employment.

As an employee of Progyny you will receive the following compensation and benefits:

Base Compensation. Your annual salary will be $325,000, less applicable deductions authorized by you and required by law, which will be paid in accordance with the Company’s normal payroll practices.  The Company, in its sole judgement and discretion, modify your salary upon periodic review.

You will receive a sign-on bonus of $30,000, payable in the pay period after your start date. If you leave the company within one (1) year of your start date, irrespective of cause, you agree to repay the sign-on bonus in full.

Variable Compensation.  In addition, you will be eligible to receive annual variable incentive compensation that, if you achieve your sales goal, will pay you 100% of your annual base compensation, subject to payroll deductions and applicable withholdings. The formula for determining your incentive compensation will be based on Progyny’s overall goals for new revenue attainment and the specifics (including the timing of payments throughout the course of the year) will be determined by Progyny’s CEO and CFO. You must remain an active employee through the date of scheduled future payments of any such variable compensation in order to earn and receive that payment. You will not be eligible for, and will not earn, any such payments (including a prorated amount) if your employment terminates for any reason before the applicable bonus payment date.

Stock Options. Upon joining the Company, pending approval by the Progyny Board of Directors (the “Board”), you will be granted an option to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price per share to be determined by the Board at its first meeting after you become an employee as representing the fair market value of the Common Stock.  Subject to your continuing to be an employee, this option will vest over the four-year period following your employment start date, with 25% vesting on the twelve (12) month anniversary of your start date and the remainder vesting monthly over

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the following 36 months, and will be subject to your grant agreement and the Company’s standard terms and conditions under its option plan.

Benefits:  You will be eligible to participate in the Company’s employee benefit plans of general application as they may exist from time to time, subject to any eligibility requirements imposed by such plans.  As a Company employee, you will accrue PTO pursuant to the Company’s policies and procedures.  The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time.

In addition, during your employment with the Company, the Company will provide you with a monthly housing allowance in the amount of $4,000. The Company will withhold income and employment taxes from each such payment as required by applicable law. Any payments provided under this paragraph will be paid on or near the first of each respective month of your employment, commencing on September 1, 2019.  It is understood that prior to September 1, 2019, you will submit for reimbursement (consistent with the Company’s standard expense reimbursement policies) any reasonable hotel charges you incur in New York City in the performance of your duties hereunder.

Terms and Conditions of your offer:

We are very pleased to extend this offer of employment and look forward to growing Progyny together.  Please understand, however, that this offer is conditioned upon your satisfaction of all of the Company’s pre-employment requirements including, but not limited to, references, background check, your presentation of acceptable documents establishing your identity and employability as required by the Immigration and Control Act of 1986 and signing of the Non-Solicitation / Non-Competition Agreement, attached as Exhibit A.

Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company's standard “Non-Solicitation/Non-Competition Agreement” in the form attached hereto as Exhibit A as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, use or disclose any confidential or proprietary material of any former employer in your work for the Company, bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality, or violate any other obligations you may have to any former employer or other third party.  You agree that you have not, and during the period that you render services to the Company, will not (i) engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You are advised that pursuant to the Defend Trade Secrets Act an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under

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seal.  Further, you understand that in the event that disclosure of Company trade secrets was not done in good faith pursuant to the above, you will be subject to substantial damages, including punitive damages and attorneys’ fees. You represent that your signing of this letter agreement and the Non-Solicitation/ Non-Competition Agreement and your continuation of employment with the Company will not violate any agreement currently in place between you and any current or past employers, or between you and any other parties.

At Will Employment. Your employment with the Company will be “at will” for no specified term.  You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Neither you, nor the Company, will have any liability to the other party for terminating the relationship.  Neither the vesting of any option described in this letter agreement (nor any other provision of this letter agreement or any other agreement between you and the Company), nor your participation in any stock option, incentive bonus, or other benefit program in the future, is to be regarded as assuring you of continuing employment for any particular period of time.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Progyny.

Severance:

a.

Termination Without Cause or Resignation for Good Reason. In the event your employment with the Company (or its subsidiaries) is terminated by the Company (or its subsidiaries) without Cause or you resign for Good Reason (as defined below), in each case other than during the Change of Control Severance Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that you remain in compliance with the terms of this letter agreement, the Company shall provide you with the following severance benefits:

i.

Severance Pay.  The Company shall pay you, as severance, the equivalent of six (6) months of your base salary in effect as of your employment termination date, subject to standard payroll deductions and withholdings; provided, however, that if the date of termination is after (a) the first anniversary of your employment start date, the severance period shall be increased to nine (9) months, or (b) the second anniversary of your employment start date, the severance period shall be increased to twelve (12) months. This severance amount will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than 60 days following such termination of your employment, and shall be for any accrued base salary for the 60-day period plus the period from the 60th day until the regular payroll pay date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

ii.

Health Insurance. Provided that you timely elect continued coverage under COBRA, the Company shall pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the date of your Separation from Service and ending on the earliest to occur of: (i) the duration of the salary continuation period set forth in Section (b)(i) above; (ii) the date you become eligible for group health insurance coverage through a new

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employer; and (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

b.

Resignation without Good Reason; Termination for Cause; Death or Disability. If at any time the Company terminates your employment for Cause, you resign your employment without Good Reason, or your employment terminates upon your death or disability, then (i) you will no longer vest in the Option or any other stock option or other equity incentive otherwise held by you, (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (iii) you will not be entitled to any severance benefits. In addition, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates (including without limitation any subsidiaries), each effective on the date of termination.

Conditions to Receipt of Severance Benefits. The receipt of any severance benefits as described in Section a. above will be subject to and conditioned upon your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) within the time period specified therein, but in any event no later than sixty (60) days following your Separation from Service date. No severance benefits of any kind will be paid or provided until the Separation Agreement becomes effective. Pursuant to or in connection with any termination of service to the Company, you shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates (including without limitation any subsidiaries), each effective on the date of termination. For avoidance of doubt, under no circumstances will you receive severance benefits under both Sections 5(b) and 5(c) herein.

Definitions. For purposes of this letter agreement:

a. “Cause” for your employment termination will be deemed to exist at any time after the occurrence of one of more of the following: (i) your commission of, conviction for, or guilty plea to, a felony or crime

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involving moral turpitude; (ii) a willful refusal by you to comply with the lawful, material and reasonable instructions of the Company (or its subsidiaries), or to otherwise materially perform your duties as lawfully and reasonably determined by the Company (or its subsidiaries), in each case that is not cured by you (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to you of such refusal; (iii) any willful act or acts of dishonesty undertaken by you and intended to result in your (or any other person’s) material gain or personal enrichment at the expense of the Company, its subsidiaries or any of its or their customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you which is injurious to the Company or its subsidiaries; (v) any material breach by you of your obligations under any agreement between you and the Company or its subsidiaries, including without limitation this offer letter agreement or your Non-Solicitation/Non-Competition Agreement, that is not cured by you (if such breach is of a type that is capable of being cured) within 15 days of written notice being given to you of such breach; (vi) or any material non-fulfillment of your primary role duties. c. “Good Reason” means the occurrence of any of the following without your prior written consent: (i) a material reduction in your then-current annual base salary; except for a reduction (not to exceed 10%) that is part of a proportional reduction of the base salaries of all Company executives; (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty (30) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (iii) a material and adverse change in your duties and responsibilities (it being agreed that a change in duties and responsibilities following an Acquisition that is inherent in the Company becoming a part of a larger business organization shall not constitute a material adverse change); provided, however, that a resignation by you shall not be considered to be for a “Good Reason” under this agreement unless (i) you provide written notice to the Board of the occurrence of the event which you contend constitutes Good Reason within thirty (30) days after the date such event occurs, which notice states your intention to resign for a “Good Reason” under this Agreement as a result thereof, (ii) the Company does not effect a cure with respect to such event within thirty (30) days after receipt of such written notice, and (iii) you thereafter resign and cease to perform services as an employee of the Company within ten (10) days after the expiration of the Company’s cure period.

Arbitration: As a condition of your employment with Company, you and the Company agree to submit to mandatory final, binding and confidential arbitration any and all disputes, claims or controversies arising out of, related to or connected with your employment with the Company, including, but not limited to, claims of discrimination, harassment, unpaid wages, breach of contract (express or implied), wrongful termination, torts, claims for stock or stock options, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., and 42 U.S.C. § 1981, and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment “Arbitrable Claims”). Arbitration shall be the exclusive method by which to resolve all Arbitrable Claims and shall be final and binding upon the parties. BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS EITHER MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The arbitration shall be conducted pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and to the fullest extent permitted by law, in New York, New York by a single arbitrator conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (which can

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be found at http://www.jamsadr.com/rulesclauses). In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. In any arbitration proceeding, you will have the right to be represented by legal counsel at your own expense (subject to applicable law requiring that the Company pay the fees and/or costs of your legal counsel). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and  140241466 v1 (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration proceedings. The Company shall pay all costs and fees in excess of the amount of court fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Acceptance:

To indicate your acceptance of the Company’s offer, and we hope that you do, please sign and date this letter and sign and date the Non-Solicitation / Non-Competition Agreement and return the signed copies of these documents to me, by no later than Monday, April 22, 2019.

This letter, along with the Non-Solicitation / Non-Competition Agreement, sets forth the terms of your employment with the company and may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We are extremely pleased to make this offer to you, Lisa, and we are confident you will make a significant contribution to Progyny’s success in your new role!

Very truly yours,

/s/ David Schlanger
David Schlanger
Chief Executive Officer
Progyny, Inc.

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I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ Lisa T. Greenbaum	April 18, 2019
SIGNED:	DATE:

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